Exhibit 2.1

Share Transfer Agreement

This Share Transfer Agreement (the “Agreement”), entered into as of July 31, 2019, sets out the terms and conditions upon which HANDYSOFT, Inc. (the “Transferor”), being a Company duly registered under the laws of Republic of Korea having its registered address at Dasan Tower 5th Fl., 49 Daewangpangyo-ro 644-beongil, Bundang-gu, Seongnam, Gyeonggi-do, 13493, will transfer certain shares held by him to DASAN Network Solutions, Inc. (the “Transferee”), being a Company duly registered under the laws of California, U.S.A. and having its registered address at 7195 Oakport Street, Oakland, CA 94621 (together, the “Parties”).

WHEREAS, the Transferor is a registered proprietor of 1,980 shares (the “Shares”) issued by DASAN Network Solutions JAPAN, Inc. (the “Target Company”).

WHEREAS, the Transferor is desirous of transferring the Shares to the Transferee on such terms as are set out throughout this Agreement.

WHEREAS, the Transferee for his part is desirous of acquiring the Shares on such terms as are set out in this Agreement.

Therefore, it is hereby agreed as follows:

1. TRANSFER OF SHARES It is agreed that:

1.1	The Transferor transfers absolutely all title over the Shares to the Transferee in consideration of the amount set out in clause 2.
1.2

The transfer is absolute and includes all rights and obligations connected to the Shares including but not limited to all rights to dividends, capital and voting rights and for avoidance of doubt any dividends which are due but not yet paid will become due and be paid to the Transferee.

1.3	The transfer is effective on the execution of this Agreement and payment of the amount set out in clause 2.

2.TRANSFER PRICE It is agreed that the Shares shall be transferred for the price of U.S.$950,000, which shall be paid on the date of execution of this Agreement by means of wire transfer of immediately available fund in U.S. Dollars.

3.COST OF TRANSFER; DELIVERY It is agreed that:

3.1	The cost of registering the transfer of the Shares (if any) will be borne by the Transferee.
3.2

The Transferor, at Transferor’s cost, shall deliver to the Transferee the documentation evidencing the legal transfer of the Shares to the Transferee under this Agreement. Such documentation shall be in a form and substance reasonably acceptable to the Transferee.

4.FURTHER ASSURANCES It is agreed that following execution of this Agreement, each Party hereto shall execute and deliver such further instruments of conveyance, transfer, and registration and shall take such additional action as the other Party hereto may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

5.WARRANTIES AND INDEMNITIES It is agreed that:

5.1	The Transferor warrants that Transferor is the true owner of the Shares, has full legal title, effective ownership and right to the Shares, and is absolutely entitled to all of their benefits.
5.2	The Transferor warrants that he is not acting as any nominee or trustee and that no other rights exist in connection with the Shares.
5.3

The Transferor warrants that no charge or other obligation of any type exists over the Shares whether or not registered, and that such Shares are completely unencumbered from any and all liens, claims, restrictions upon transfer, mortgages, pledges, security interests, options, rights of first refusal, co-sale rights, charges or any agreement to provide any of the foregoing or other encumbrances of any kind (except any obligation to payment of capital in the case of partially paid Shares).

5.4

The Transferor covenants and agrees to obtain the approval of the Representative Director of the Target Company for the transfer of the Shares promptly after execution of this Agreement and deliver it to the Transferee.

5.5	Each Party hereby declares that they have all necessary powers and approvals to enter into this Agreement.
5.6	Each Party hereby declares that they are not aware of any matter within their control which might have any negative or adverse effect upon the performance of their obligations under this Agreement.

5.7	The rights, benefits, liabilities and responsibilities contained within the terms of this Agreement can be assigned by any Party with the prior written agreement of the other Party.
5.8	Any delay or failure to enforce the terms of this Agreement and any delay to act in breach of its term by any party does not constitute a waiver of those rights.
5.9	Each Party hereby warrants that they will not do any action which might harm, hinder or negatively affect the duties of the other Party set out within this Agreement.
5.10	The Parties hereby irrevocably warrant that they accept the exclusive jurisdiction laws and arbitration procedures set out in clause 8 below.
5.11

Unless clearly meant otherwise herein, then: any words which are in the singular only will be deemed to include the plural (and vice versa) and any words denoted in a specific gender will be deemed to include all genders and any terms which denote any form of person or people shall be deemed to include both legal persons (such as companies) as well as natural person (and vice versa).

5.12	The heading titles contained within in this Agreement are included as a drafting reference only and for ease of reference, they do not constitute part of the Agreement.
5.13

In the event that any clause (or any part of any clause) shall be deemed to be illegal or invalid by a competent court or other legal authority then this shall have the effect of invalidity and striking out only that clause (or any part of any clause) only and shall not invalidate other clauses or this Agreement in its entirety.

5.14This Agreement can be executed either in one original or in more than one counterpart.

5.15	This Agreement may be binding on both Parties by virtue of the conduct of both parties in spite of any defect or error in the formality of its execution.
5.16

Either Party hereby irrevocably indemnifies and agrees to keep indemnified and hold harmless the other Party against any and all losses howsoever caused arising from its breach of the warranties or other terms of this Agreement.

6.VARIATION; ASSIGNMENT It is agreed that:

6.1

This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may only be amended with the written consent of the Transferor (or the due successors of the Transferor) and the Transferee (or the due successors of the Transferor).

6.2	This Agreement and the rights and obligations herein may not be assigned or transferred by any Party without the prior written consent of the other Party.

7.NOTICES served pursuant to any term of this Agreement must be served in writing and will be deemed to have been served only if it handed from one Party to another in person or if delivered to the address for service of the Party in question. Notices may only be served and delivered in English.

8.GOVERNING LAW AND DISPUTES It is agreed that:

8.1This Agreement is made under the exclusive jurisdiction of the laws of Korea.

8.2All disputes, controversies, or differences which may arise between the parties out of, or in relation to, or in connection with this contract, or for the breach thereof, shall be finally settled by arbitration in Seoul, Korea in accordance with the Arbitration Rules of the Korean Commercial Arbitration Board and under the laws of Korea. The award rendered by the arbitrator(s) shall be final and binding upon both Parties.  Notwithstanding any other provisions of this Agreement, either party will be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrator.

8.3This Agreement is entered into solely in the English language, which shall exclusively govern its meaning and interpretation.

THE PARTIES HAVE READ THIS SECTION AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by their authorized representatives:

“TRANSFEROR”		“TRANSFEREE”
Handysoft, Inc.		DASAN Network Solutions, Inc.
Date:	July 31, 2019	Date:	July 31, 2019
By:	/s/ Sang Rae Cha	By:	/s/ Michael Golomb
Name:	Sang Rae Cha	Name:	Michael Golomb
Title:	Chief Financial Officer	Title:	Chief Financial Officer